UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2016

Andatee China Marine Fuel Services Corporation

 (Exact name of registrant as specified in its charter)

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Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Unit C, No.68 of West Binhai Road, Xigang District, Dalian, P.R. of China

 (Address of Principal Executive Office) (Zip Code)

011 (86411) 8240 8939

 (Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On March 23, 2016, the Board of Directors (the “Board”) of the Andatee China Marine Fuel Services Corporation (the “Company”) terminated employment of Sheng Jin, the Company’s Chief Financial Officer, effective immediately. The foregoing termination was not for cause or any disagreement with the Company.

Following termination of Mr. Jin’s employment, the Board appointed Ms. Xie Xiaohong as the Company’s Chief Financial Officer and Treasure effective immediately. In the past, Ms. Xie worked as an accountant at various companies in the City of Dalian, PRC. Ms. Xie holds a B.A. degree in Accounting from Beijing Finance and Trading Academy (1988). There is no arrangement or understanding between Ms. Xie and any other persons pursuant to which she was appointed as discussed above. Nor are there any family relationships between Ms. Xie and any executive officers and directors. Further, there are no transactions involving the Company which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Item 8.01. Other Events

As disclosed in April 2015, commencing in January 2015 the Company was forced to substantially curtail and eventually to cease its oil blending/reselling business operations. The cessation of the oil blending/reselling operations resulted from adverse market conditions in the petroleum products markets in China that caused the Company to operate at negative margins, thus rendering this line of business unprofitable.The shift in the profitability of the Company’s oil blending/reselling business operations was exacerbated by a significant change in the commercial credit environment in China during the same period. Following a substantial tightening of credit availability in China, the Company’s experienced difficulty in renegotiating its commercial loan facilities, which matured in March 2015, leaving the Company without the necessary liquidity to operate its business. Notwithstanding the Company’s efforts to seek and secure additional/alternative sources of financing, the Company was not successful in its efforts to obtain funding adequate to fund the Company’s operations or service its indebtedness. As a result, the Company has not been able to service its outstanding debt obligations.

In March 2016, the executive management of the Company informed the Board that on January 11, 2016 Dalian Intermediate Court issued a verdict in favor of one of the Company’s creditors, China CITIC Bank (Dalian Branch) (the “CITIC Bank”). The civil lawsuit was brought in connection with the September 25, 2014 loan agreement in the amount of RMB 50 million with the maturity date of September 25, 2015, by and between Dalian Xingyuan, a PRC affiliate of the Company (“Dalian Xingyuan”), and the CITIC Bank. Dalian Fusheng (a PRC affiliate of the Company), An Fengbin (the Company’s Chairman and CEO) and Wang Jing (Mr. An’s spouse) were named defendants in the lawsuit as all such parties signed guaranty agreements in connection with the loan agreement in question. Dalian Xingyuan has been deemed in default on its payment obligations under the loan since June 23, 2015. Pursuant to the verdict, the principal amount of RMB 50 million as well as the interest on the loan in the amount of RMB 979,166, along with the penalty interest at the rate of 11.25% are all now due and payable, with the guarantors under the loan jointly and severally liable for all such payments. The Board understands that under the PRC law, in the court may move to seize assets of the Company’s PRC affiliates to hold public auctions to satisfy outstanding debt obligations of such affiliates. This process may take several months to complete. To the best of the Company’s knowledge, no such foreclosure proceedings have been initiated as of the date of this report.

The executive management further informed the Board that certain PRC affiliates of the Company were served with copies of civil complaints in connection with several other outstanding debt obligations, which complaints are currently pending, including, without limitation:

• China Guangfa Bank (Dalian Branch) initiated a civil lawsuit naming Dalian Xingyuan, Dalian Fusheng, An Fengbin, Dalian Haode, Wang Hao (former Chairman and CEO of the Company), among others, as defendants in connection with the February 2014 loan agreement that offered Dalian Xingyuan a line of credit of up to RMB 48 million with the maturity date of February 6, 2015. The terms of this line of credit was modified and extended to extend the maturity date to March 31, 2015 and to extend the maturity date of the RMB 24 million owed under the loan agreement to August 9, 2015. The plaintiff’s seeks a total payment of approximately RMB 48 million and approximately RMB 0.79 million representing total amount of accrued interest. The matter is currently pending resolution.

In addition, the China Guangfa Bank initiated efforts to collect on several outstanding promissory notes dated from March-May 2014 in the total amount of approximately RMB 313 million. These borrowings stem from various loan agreements between the Bank and Dalian Xifa dating to the period from August to November 2013. The matters are also currently pending resolution.

• Industrial Bank (Dalian Branch) initiated several civil lawsuits naming Dalian Xifa, Dalian Xingyuan, Dalian Fusheng, Dalian Haode, An Fengbin, Panjing Fusheng, Donggang Xingyuan Fishing, Donggang Fusheng vessel repair, Donggang Xingyuan vessel fuel, Lianyungang Fusheng, Xiangshan Yongshi, among others, as defendants. The plaintiff seeks to collect on several outstanding loans in the total amount of approximately RMB 296 million as well as RMB 38.3 million which amount represents a total amount of accrued interest on such loans. These matters are currently pending resolution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ An Fengbin
An Fengbin, Chief Executive Officer

Date: April 4, 2016.